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                                                         EXHIBIT 11

                         FLAGSTAR COMPANIES, INC.
                 Computation of Earnings (Loss) per Share
                  (In Thousands Except Per Share Amounts)
                                (Unaudited)



                                                 Three Months Ended
                                            September 30,  September 30,
                                                1994           1993
                                              Primary        Primary(B)

Adjustment of common and equivalent shares:
  Average number of common shares
    outstanding before adjustments             42,369        42,369
  Assumed exercise of stock warrants
    and options                                   ---           ---
  Conversion of convertible securities            ---           ---
  Conversion of preferred stock                   ---           ---
    Total average outstanding and equivalent
      common shares                            42,369        42,369

Adjustment of net income(loss):
  Income(loss) from continuing operations(A)  $   707      $(21,892)
  Interest on senior debt, net of income taxes    ---           ---
  Interest on convertible debentures, net of
    income taxes                                  ---           ---
  Dividends on preferred stock                    ---           ---
  Income(loss) on continuing operations
    applicable to common stock                    707       (21,892)

  Income(loss) from discontinued operations,
    net                                        19,269        11,644
  Extraordinary items, net of income taxes        ---       (16,159)
  Cumulative effect of change in accounting
    principle, net of income taxes                ---           ---
  Adjusted net income(loss) applicable to
    common stockholders                     $  19,976      $(26,407)

Earnings(loss) per common share:
  On continuing operations                  $     .02      $  (0.51)
  On discounted operations, net                   .45           .27
  On extraordinary items, net                    ---          (0.38)
  On cumulative effect of change in
    accounting principle, net                     ---           ---
  On net income(loss)                       $    0.47(C)      (0.62)




(A) After deduction of the dividends on preferred stock for the respective periods.
(B) The computations of fully diluted earnings per share are anti-dilutive; as such, fully diluted earnings per share is not presented for such period.
(C) The third quarter 1994 computation of fully diluted earnings per share is $0.46 per share; as the difference from primary earnings per share does not exceed three percent the fully diluted amounts are not presented.

Note: The Company uses the modified treasury stock method in its computation of earnings(loss) per share.

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                                16

                                                         FORM 10-Q

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                                                         EXHIBIT 11


                         FLAGSTAR COMPANIES, INC.
                 Computation of Earnings (Loss) per Share
                  (In Thousands Except Per Share Amounts)
                                (Unaudited)



                                                   Nine Months Ended
                                            Sept. 30,  Sept. 30,  Sept. 30,
                                                1994       1994       1993
                                             Primary    Fully   Primary (B)
                                                        Diluted
Adjustment of common and equivalent shares:
  Average number of common shares
    outstanding before adjustments             42,369   42,369     42,370
  Assumed exercise of stock warrants and
    options                                     9,914    9,914        ---
  Conversion of convertible securities            ---    4,136        ---
  Conversion of preferred stock                   ---    8,562        ---
    Total average outstanding and equivalent
      common shares                            52,283   64,981     42,370

Adjustment of net income(loss):
  Income(loss) from continuing
    operations(A)                           $ (31,920)$(31,920)   $55,938)
  Interest on senior debt, net of
    income taxes                               17,897   17,897        ---
  Interest on convertible debentures, net of
    income taxes                                  ---    7,296       ---
  Dividends on preferred stock                    ---   10,631       ---
  Income(loss) on continuing operations
    applicable to common stock                (14,023)   3,904   (55,938)

  Income(loss) from discontinued
    operations                                383,355  383,355    (3,321)
  Extraordinary items, net of income
    taxes                                     (10,822) (10,822)  (16,240)
  Cumulative effect of change in accounting
    principle, net of income taxes                ---      ---    (7,441)
  Adjusted net income(loss) applicable to
    common stockholders                     $ 358,510 $376,437  $(82,940)

Earnings(loss) per common share:
  On continuing operations                  $   (0.27)$   0.06  $  (1.32)
  On discounted operations, net                  7.33     5.90     (0.08)
  On extraordinary items, net                   (0.21)   (0.17)    (0.38)
  On cumulative effect of change in
    accounting principle, net                     ---      ---     (0.18)
  On net income(loss)                       $    6.85 $   5.79  $  (1.96)


(A) After deduction of the dividends on preferred stock for the respective periods.
(B) The calculations of fully diluted earnings per share are anti-dilutive; as such, fully diluted earnings per share is not presented for such period.
Note: The Company uses the modified treasury stock method in its computation of earnings(loss) per share.

                                17

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